Exhibit 3.1

ARTICLES OF AMENDMENT

OF

OURPET’S COMPANY

PURSUANT TO SECTION 7-106-102 OF THE COLORADO REVISED STATUTES

Article V, Section 1 of the Articles of Incorporation, as amended, is deleted in its entirety and replaced by the following:

ARTICLE V

CAPITAL STRUCTURE

Section 1. Authorized Capital. The aggregate number of shares and the amount of the total authorized capital of said Corporation shall consist of 50,000,000 shares of common stock, no par value per share, and 5,000,000 shares of non-voting preferred stock, no par value per share. The preferred stock shall either be non-convertible or convertible in accordance with the terms and conditions as the Directors may establish prior to their issuance.

Section 1(a). Series 2009 Preferred Stock.

(i) Designation and Rank. There shall be a series of convertible preferred stock of the Corporation that is hereby designated as “Series 2009 Preferred Stock,” which shall consist of 175,000 shares, with no par value The issuance price of the Series 2009 Preferred Stock shall be $7.00 per share (the “Issuance Price”). The Series 2009 Preferred Stock shall rank senior to the Common Stock and pari passu to any nonvoting preferred stock of the Corporation as to dividends and distribution of assets upon the liquidation, dissolution or winding up of the Corporation. Any capitalized terms used herein but not defined shall have the meanings assigned to them in the Certificate of Incorporation.

(ii) Dividends.

(a) The holders of Series 2009 Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, cumulative, non-compounded cash dividends on each outstanding share of Series 2009 Preferred Stock at the rate of 6.0% of the Issuance Price per annum (“Series 2009 Preferred Dividends”), which shall begin to accrue on the original issuance date of Series 2009 Preferred Stock. The Series 2009 Preferred Dividends shall be payable annually to the holders of Series 2009 Preferred Stock, when and as declared by the Board of Directors, on December 1 of each year that shares of Series 2009 Preferred Stock are outstanding (each, a “Payment Date”) beginning December 1, 2010; provided that due and unpaid Series 2009 Preferred Dividends may be declared and paid on any date declared by the Board of Directors.

(b) Any Series 2009 Preferred Dividends due and unpaid on any Payment Date, whether or not declared by the Board of Directors, shall accrue with any other due and unpaid Series 2009 Preferred Dividends, regardless of whether there are profits, surplus or other funds of the Corporation legally available for payment of dividends. Unpaid Series 2009 Preferred Dividends for any period less than a full annual period shall accrue on a day-to-day basis and shall be computed on the basis of a 365-day year.

(c) Payment of the Series 2009 Preferred Dividends is subject to the Corporation remaining in compliance (on a pro forma basis taking into consideration payment of such dividend) with any financial covenants with its lenders.

(d) If, on any Payment Date, Series 2009 Preferred Dividends are not fully paid to the holders of Series 2009 Preferred Stock, and funds legally available are insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled (or payment in full is otherwise not permitted pursuant to Section 2(c)), then the entire amount legally available for payment of Series 2009 Preferred Dividends shall be distributed among the holders of Series 2009 Preferred Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled, and the remainder shall cumulate as provided in Section 2(b).

(e) For as long as any shares of Series 2009 Preferred Stock are outstanding, the Board of Directors shall not declare or pay any dividend whatsoever on any Common Stock, whether in cash, stock, property or otherwise, nor shall the Board of Directors make any distribution on any Common Stock, nor shall any Common Stock be purchased or redeemed by the Corporation, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Common Stock unless all Series 2009 Preferred Dividends for all previous Payment Dates have been paid in full.

(iii) Liquidation, Dissolution or Winding Up.

(a) In the event of any voluntary or involuntary liquidation, sale, merger, consolidation, dissolution or winding up of the Corporation (each, a “Liquidation Event”), before any distribution of assets shall be made to the holders of Common Stock, each holder of Series 2009 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (the “Available Assets”) an amount equal to the Issuance Price plus all Series 2009 Preferred Dividends, accrued and unpaid on such shares up to the date of distribution of the Available Assets (such amount being referred to as the “Liquidation Preference”). Such Liquidation Preference shall be pari passu with any other outstanding nonvoting preferred stock of the Corporation (the “Outstanding Preferred Stock”). The amount deemed distributed for purposes of determining a Liquidation Preference shall be the cash or the fair market value of the property, rights or securities distributed to the holders of Series 2009 Preferred Stock and the Outstanding Preferred Stock as determined in good faith by the Board of Directors. If, upon a Liquidation Event, the Available Assets are insufficient to pay a Liquidation Preference to the holders of Series 2009 Preferred Stock and the Outstanding Preferred Stock in full, then the Available Assets shall be distributed ratably among the holders of Series 2009 Preferred Stock and the Outstanding Preferred Stock in proportion to their respective ownership of shares of preferred stock.

(b) Upon full payment of a Liquidation Preference, the remaining Available Assets shall be distributed among all of the holders of Common Stock, the Outstanding Preferred Stock and Series 2009 Preferred Stock, pro rata, regardless of class, and in proportion to their respective ownership of shares of capital stock in the Corporation assuming conversion in full of the Outstanding Preferred Stock and Series 2009 Preferred Stock into shares of Common Stock.

(c) For purposes of this Section 3, a Liquidation Event shall be deemed to occur upon: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any of the stockholders of the Corporation as of the date hereof (collectively, the “Initial Stockholders”), or persons controlling, controlled by or under common control with any Initial Stockholder, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of more than 50% of the issued and outstanding capital stock of the Corporation, (ii) the sale of all or substantially all of the assets of the Corporation, or (iii) the consolidation or merger of the Corporation with or into another corporation or corporations or other entity in which the Corporation is not the survivor (except any such corporation or entity controlled, directly or indirectly, by the Corporation) and the Initial Stockholders hold less than 50% of the issued and outstanding capital stock of the survivor.

(d) The Corporation shall give prior written notice of any impending Liquidation Event to each holder of Series 2009 Preferred Stock no later than five days after approval of such Liquidation Event by the stockholders of the Corporation entitled to vote on such matter or by the Corporation’s Board of Directors, as the case may be (each, a “Liquidation Notice”). Each Liquidation Notice shall describe, in reasonable detail, the terms and conditions of the impending Liquidation Event, and the Corporation shall thereafter give the holders of Series 2009 Preferred Stock prompt notice of any changes thereto. A Liquidation Event shall not occur or close earlier than five days after the Corporation has properly submitted a Liquidation Notice or earlier than five days after the Corporation has given proper notice of any changes thereto.

(e) In the event the Corporation fails to comply with this Section 3, the Corporation shall either cause the closing of the Liquidation Event to be postponed until the requirements of this Section 3 are satisfied, or cancel such

Liquidation Event, in which event all of the rights, preferences and privileges of the holders of Series 2009 Preferred Stock shall be unaffected.

(iv) Voting. Except as otherwise required by the Colorado Business Corporation Act, the holders of Series 2009 Preferred Stock shall not have the right to vote on or consent to any matters to be voted on by the stockholders of the Corporation; provided, however, that neither the Board of Directors nor the Corporation shall, without the prior written consent of the holders of at least a majority of the then outstanding shares of Series 2009 Preferred Stock, or the affirmative vote of at least a majority of the then outstanding shares of Series 2009 Preferred Stock present in person or by proxy at a meeting of stockholders, consenting or voting, as the case may be, separately as a class:

(a) authorize or issue any other class or series of capital stock senior to the Series 2009 Preferred Stock;

(b) amend, alter or repeal any provision of the Certificate of Incorporation, as amended, or the By-Laws of the Corporation that adversely affects the rights, powers, preferences or privileges of, or increases the authorized number of shares of, Series 2009 Preferred Stock.

(v) Conversion.

(a) Discretionary Conversion.

(i) By Holder. Shares of Series 2009 Preferred Stock, excluding accrued Series 2009 Preferred Dividends, which will be paid as described above, may, in the sole discretion of the Holder of such shares of Series 2009 Preferred Stock (a “Holder,” and collectively the “Holders”) and by written notice to the Corporation, be converted into shares of Common Stock, at the Conversion Price (as defined below) in whole or in part at any time.

(ii) By the Corporation. At such time as the trading price of the Common Stock is equal to or exceeds $1.50 per share for twenty (20) consecutive days, and thereafter so long as the trading price of the Common Stock continues to equal or exceed $1.50 per share, the Corporation may, by written notice to the Holder, elect to convert the Series 2009 Preferred Stock into shares of Common Stock at the Conversion Price (as defined below).

(iii) The “Conversion Price” will be $0.70 per share of Common Stock, subject to adjustments as set forth in Section 5(c) below.

(iv) The number of shares of Common Stock to be issued upon conversion shall be determined by dividing the Issuance Price by the Conversion Price. For example, if Holder subscribed for 1,000 shares of 2009 Preferred Stock at a total Issuance Price $7,000, then upon conversion Holder would be entitled to receive 10,000 shares of Common Stock, subject to adjustments as set forth in Section 5(c) below.

(b) Other Conversion Terms.

(i) Upon a Liquidation Event, Holders’ conversion rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on close of the Liquidation Event to Holders; provided, that such termination shall only be effective if the Corporation shall have provided to each Holder no less than five (5) days prior written notice of such date fixed for the payment of any amounts distributable on Liquidation Event.

(ii) As soon as practicable following any conversion of shares of Series 2009 Preferred Stock, the Corporation shall issue to Holder a certificate, issued in the name of Holder, for the number of shares of Common Stock issuable upon such conversion (the “Conversion Shares”); provided that the Corporation may withhold delivery of such stock certificate until such time as Holder delivers the certificate(s) representing the shares of Series 2009 Preferred Stock to be converted for cancellation (or, in lieu thereof, an executed and notarized affidavit of lost stock certificate in form and substance acceptable to the Corporation). Upon receipt by the Corporation of the Series 2009 Preferred Stock certificate at its office, in proper form for conversion, Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such conversion, notwithstanding that the stock transfer books of the Corporation shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Holder. The shares of Common Stock shall be “restricted securities” as defined in the Securities Act of 1933, as amended (the “Securities Act”).

(iii) The Corporation shall not, by amendment of its Certificate of Incorporation, or through any sale, capital reorganization or reclassification of the Common Stock, issuance or sale of securities, transfer of assets, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series 2009 Preferred Stock, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Holder against impairment. Without limiting the generality of the foregoing, the Corporation (A) shall take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue shares of Common Stock upon the conversion of the Series 2009 Preferred Stock , and (B) shall not take any action that results in any adjustment to the number of shares of Common Stock issuable upon exercise of the Series 2009 Preferred Stock such that the number of shares of Common Stock issuable after the action upon conversion of the Series 2009 Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation’s Certificate of Incorporation and available for the purpose of issuance upon such conversion.

(iv) No fractional shares shall be issued on the conversion of the Series 2009 Preferred Stock. As to any fraction of a share that a Holder would otherwise be entitled to receive upon conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(c) Certain Adjustments.

(i) Stock Dividends and Stock Splits. If the Corporation, at any time while shares of the Series 2009 Preferred Stock are outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effectively immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(ii) Reorganizations. If any capital reorganization of the Corporation shall be affected in such a way that the holders of the Common Stock shall be entitled to receive securities or assets with respect to or in exchange for shares of Common Stock, adequate provision shall be made, prior to and as a condition of such reorganization whereby the Holders shall have the right to receive, upon the terms and conditions specified herein and in lieu of the shares of Common Stock otherwise receivable upon the conversion of the Series 2009 Preferred Stock, such securities or assets as may be issued or payable with respect to or in exchange for the number of outstanding shares of Common Stock equal to the number of shares otherwise receivable by the Holders had such reorganization not taken place. In any such case, appropriate provision shall be made with respect to the rights and interests of the Holders so that the provisions of the Series 2009 Preferred Stock shall be applicable with respect to any securities or assets thereafter deliverable upon conversion of the Series 2009 Preferred Stock.

(iii) Notice to Holder. Whenever the Conversion Price is adjusted pursuant to this Section 5(c), the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(vi) Severability. In the event any term, provision, sentence or paragraph of this Section 1(a) is declared by a court of competent jurisdiction to be invalid or unenforceable, such term, provision, sentence or paragraph shall be deemed severed from the remainder of this Section 1(a), and the balance of this Section 1(a) shall remain in effect and be enforced to the fullest extent permitted by law and shall be construed to preserve the intent and purposes of this Section 1(a). Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term, provision, sentence or paragraph of this Section 1(a) in any other jurisdiction.

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